JUNE 2020

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

FROM THE CEO DESK:

Hard to believe half the workforce stopped commuting to work in a matter of a week and unemployment jumped to 15% in just a few weeks due to COVID-19. This pandemic was devasting and wide-reaching. It was certainly the most disruptive event in my lifetime. Homeland was deemed to be an essential business and we continued to operate through the exceptionally difficult times. HES experienced the worst of the worst when it comes to commodity prices. Ethanol prices dropped 35%, while corn prices dropped less than 10%; natural gas cost stayed the same and DDGs prices were consistent. We essentially received 35% less revenue with very little decrease in our cost structure.

We were able to rebound and today, we are running 95+% of our very best rate. Ethanol has completely recovered and corn has risen about 10% from the lows.

Today, we are back to making a small profit and an even bigger cash flow.

A tremendous shoutout to the Board of Directors for staying the course when the profit margin was very negative. We also need to compliment all of our valuable employees for continuing to show up to work when the fear and anxiety was overwhelming for some with health risks or if their family had high health risks.

Concerning the pandemic, we at Homeland have done a basic service for the local community by providing WHO (World Health Organization) specified hand sanitizer to most of the local communities in the area. Homeland has donated thousands of gallons of hand sanitizer to local towns, cities and non-profit entities.



Homeland Energy Solutions
WED: 7AM-4PM

We also need to give special praise to the Homeland team for applying many safety precautions during the COVID-19 pandemic. We split the shifts into two teams, that way if one-person contracted COVID-19, they could not expose the entire team. Immediately, we halted all vendors from entering our plant and lastly, and most importantly, our RFID card readers allowed the business of receiving corn and loading DDG trucks to occur with no face to face interaction. I was very impressed with the HES team for maintaining safety practices to keep all of us healthy through the pandemic.

Thank You for your continued support.

-James Broghammer, CEO



DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

HES BEGINS TO SUPPLY ETHANOL FOR HAND SANITIZER

Given the current 2019 coronavirus disease (COVID-19), consumers and health care professionals were experiencing difficulties accessing alcohol-based hand sanitizers. To enhance the availability of these products, the Food and Drug Administration (FDA) issued a number of temporary policies, including temporary guidance for fuel ethanol producers to quickly and significantly increase the availability of ethanol for hand sanitizer production. Homeland registered with the FDA and shipped its first 10 totes of ethanol on March 31st. We are now approaching the 2-million-gallon milestone!

What started out as a tote market now has turned into primarily tanker trucks for HES. For the first few weeks, it was all about finding empty totes, caps, and labels. Now it is all about finding tanker trucks that do not have any residual odor from hauling previous loads. Carbon filtration to remove any "tequila like" smell is key to not only attracting customers, but also keeping them for the long term. Impurity levels in the ethanol are also very important. Homeland has purchased another gas chromatograph machine so we can do inhouse testing rather than waiting for 3rd party results. With the rapid decline in fuel ethanol prices earlier in the year, ethanol for hand sanitizer definitely helped lessen the blow during difficult economic conditions. Even now with positive crush margins back to hopefully stay, this new co-product has a very positive impact to our bottom line.

-Kevin Howes, Plant Manager/COO

"With the rapid decline in fuel ethanol prices earlier in the year, ethanol for hand sanitizer definitely helped lessen the blow during difficult economic conditions."

STAN'S THOUGHTS

IT'S A BIN! IT'S A BIN!!

You may have heard from our corn customers or their truckers that Homeland is building something. Something that is extremely BIG. The Homeland Board has approved the addition of a two-million bushel Sukup grain bin. The digging has begun and plans are to have the bin ready to use by October 15.

The bin will help us be able to have more stable truck hours this fall. With the expected late summer movement of corn, we will need this space for the new crop bushels. I am very proud of the improvements that have been made to our dumping, grading, and scaling of our grain trucks. We are able to dump 45+ grain trucks per hour and additional corn space will only make our truck dump hours more stable. Our goal was to shorten truck lines waiting to dump at our facility, and we have done that. The investments have allowed for safer conditions along with saving Homeland and our grain customer's money.

I would like to thank the Homeland Board of Directors for their approval of this project as it will help us manage the movement of corn to our facility this fall. I would also like to take this chance to remind our corn customers that we have contracts available in order for them to move their corn now, take an advance on those bushels and delay final pricing until late August. This is a good way to divide the marketing and the delivery of their grain.

If you are a corn customer, thank you very much for your corn business. If you are an owner and know someone that sells us corn, please thank them for us. As I have said many times, "It all starts with the corn at Homeland."

Stay well everyone.

-Stan "The man from Homeland" Wubbena, Commodity & Risk Manager



HOMELAND ENERGY SOLUTIONS FINANCIALS — Q1 2020

The first 3 months of 2020 were tough the world over and no less so for Homeland Energy. As the world faced a global pandemic, the ethanol industry faced challenges in both pricing and demand for ethanol. As non-essential travel was banned in an attempt to slow the spread of COVID-19, gasoline demand decreased by an estimated 50%, which has a direct effect on the demand for ethanol. The ethanol industry also experienced an estimated 20% price decrease during the first three months of 2020. We were fortunate that negative margins did not force Homeland Energy to shut down production.

First quarter of 2020 saw a nearly 12% decrease in ethanol gallons sold as compared to Q4 2019. Decreased ethanol demand along with a 20% price decrease combined for a 29% drop in ethanol revenue in Q1 2020 vs Q4 2019. Distiller grain tons sold decreased nearly 13% over the previous quarter, resulting in an approximate 8% DDGS revenue decrease in Q1 2020 vs Q4 2019. Corn Oil pounds sold and revenue remained steady between the two quarters. Overall revenue was down 24% Q1 2020 vs Q4 2019. During this period, corn costs remained steady. These factors resulted in a net loss of $5.2 million for Q1 2020.

Please see a summary of the Company's financial performance below. You may find a more detailed version of the annual report available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

"We were fortunate that negative margins did not force Homeland Energy to shut down production."

BALANCE SHEET	**3/31/2020**	**12/31/2019**
Current Assets	$ 83,362,465	$ 87,173,152
Property & Equipment	123,046,801	126,554,986
Other Assets	9,026,292	9,231,854
Total Assets	$ 215,435,558	$ 222,959,992
Current Liabilities	$ 52,025,442	$ 53,902,670
Long-term Liabilities	14,683,126	15,081,767
Total Members' Equity	148,726,990	153,975,555
Total Liabilities and Equity	$ 215,435,558	$ 222,959,992
Book Value per Membership Unit	$ 2,304	$ 2,385
INCOME STATEMENT **3 Months Ended**	**3/31/2020**	**12/31/2019**
Revenue	$ 65,037,238	$ 85,943,256
Cost of Goods Sold	68,964,823	78,514,830
Operating Expenses	1,005,013	1,014,872
Operating Income	(4,932,598)	6,413,554
Other Income (Loss)	(315,967)	93,707
Net Income	$ (5,248,565)	$ 6,507,261
Net Income per Membership unit	$ (81)	$ 101
Distributions per unit	$ -	$ 275



RETTERATH LAWSUIT UPDATE:

On February 7, 2020, the Iowa Supreme Court issued its opinion in the pending appeal of the Retterath litigation. The Iowa Supreme Court upheld Judge Schemmel's post-trial rulings in all regards, with the exception of HES's right to collects its attorney fees from Mr. Retterath under the MURA. The Iowa Supreme Court found the MURA valid and enforceable and remanded the case back to the district court level for further proceedings, including resumption of the second portion of the district court lawsuit involving Mr. Retterath's and his son's and daughter-in-law's counterclaims against HES and third-party claims against present and former HES officers and directors.

Following the Iowa Supreme Court's opinion, Mr. Retterath communicated to HES his decision to formally close the MURA transaction. On April 13, 2020, HES paid Mr. Retterath $30,000,000 in exchange for Mr. Retterath's units in HES, as evidenced by an Affidavit of Lost Unit Certificate executed and notarized by Mr. Retterath.

HES and its attorneys at BrownWinick are analyzing the impact of the Iowa Supreme Court's opinion and subsequent closing of the MURA transaction on the remaining counterclaims and third-party claims pending at the district court level. Once the district court resumes the second portion of the district court lawsuit, HES and BrownWinick are prepared to respond accordingly.

2020 ANNUAL MEETING ELECTION RESULTS:

Homeland held their virtual annual meeting on April 15, 2020 via a webinar. Attendance was down from last year but we still feel this was the most effective way to hold this informational meeting safely during this widespread pandemic. The meeting was held to elect two directors to the Board of Directors. The quorum met the requirements.

Here are the voting members' election results:

Proposal 1: Director Election

	For	Withheld
Randy Bruess	23,892	3,300
Mathew Driscoll	25,892	655





ETHANOL:
DRIVING AMERICA'S FUTURE

JOB OPENING:

Homeland is accepting applications for a full-time Electrical Maintenance/Instrumentation Tech to join our team. Full job description is located on our website. Applications are available online at www.homelandenergysolutions.com or apply in person. Come join our exciting industry and rewarding team!

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